Exhibit 10.07

Symantec Corporation
Employment Agreement

December 15, 2004

Kris Hagerman
350 Ellis Street
Mountain View, CA 94043

Dear Kris:

As you know, Symantec Corporation, a Delaware corporation (“Symantec”), is acquiring (the “Acquisition”) your employer, VERITAS Corporation, a Delaware corporation (“Company” or “Veritas”), pursuant to the Agreement and Plan of Reorganization dated on or about December 15, 2004 (the “Merger Agreement”) by and among Symantec, Carmel Acquisition Corp., a wholly-owned acquisition subsidiary of Symantec, and the Company. It is a material inducement and condition to Symantec’s execution and delivery of the Merger Agreement and its willingness to complete the acquisition that you enter into this employment agreement. This agreement becomes effective upon the closing of the Acquisition (the “Closing Date” or the “Closing”). If you accept this offer, and the contingencies of this offer are satisfied, on the Closing Date you will become an employee of Symantec or if Symantec elects to operate Company as a separate subsidiary, an employee of that subsidiary (whichever case applies, the “Symantec Employer”), on the following terms.

1. Your Position

You will initially have the title of Senior Vice President of Storage and Server Management, Grade 20, reporting to the President. The Symantec Employer may, from time to time, at its sole discretion, change your title, grade, duties and the person to whom you report, subject to your rights under the Termination for Good Reason provisions of Section 9 of this agreement.

2. Compensation and Benefits

You will receive an annual base salary of $440,000, less all applicable deductions and withholding, and you will be eligible for an annual focal (performance) review. You will be eligible to participate in the Symantec Corporation Variable Pay Plan, which pays annually, based upon our success and your individual performance, with your annual target bonus thereunder to be set at not less than sixty percent (60%) of your annual base salary and other eligible compensation (the “Target Bonus”), and any other incentive plans for which you may become eligible. In addition, you will participate in all of Symantec’s and the Symantec Employer’s employee benefits, benefit plans and programs for which you are eligible and you will be entitled to all perquisites of other Symantec Employer executives at your same grade. Please note that Company benefits will continue until you are eligible to enroll and participate in Symantec’s benefits. You will also during your employment period with the Symantec Employer participate in the Symantec Executive Retention Plan or any successor plan.

3. Sign-On Incentive Bonus Payment

In connection with your commencement of employment with Symantec Employer, you will be eligible to receive a sign-on incentive bonus payment of $1,100,000 (the “Incentive Bonus”), which will be payable in three (3) installments. One third of the Incentive Bonus will be payable six (6) months after the Closing Date, another third of the Incentive Bonus will be payable twelve (12) months after the Closing Date, and the remaining one third of the Incentive Bonus will be payable eighteen (18) months after the Closing Date, subject to the conditions below. Symantec shall withhold all applicable income and employment taxes from any amount paid to you.

You will be entitled to each particular installment of the Incentive Bonus only if you are employed by Symantec on the date specified above for the payment of that installment; provided, however, if your employment is terminated by Symantec other than for Cause (as defined below) or if your termination qualifies as a Resignation for Good Reason (as defined below) you will be entitled to receive any unpaid portion of the Incentive Bonus under the terms and conditions specified below.

4. New Hire Option Grant

Within five (5) business days after the Closing, the Compensation Committee of the Board of Directors will grant you an option to purchase 87,500 shares of common stock of Symantec (the “Symantec Common Stock”) under the Symantec 2004 Equity Incentive Plan. The option exercise price will be the closing price of the Symantec’s Common Stock on the Nasdaq National Market on the last trading day prior to the option grant date, as reported in the Wall Street Journal. You will be provided with the standard Symantec form of stock option agreement at the time of grant of such option (the “Symantec Option”). The Symantec Option will vest over a four-year period starting from your first day of employment with Symantec, at the rate of 25% of the option at the end of your first year of employment, and the balance in a series of 36 successive equal monthly installments upon your completion of each additional month of employment thereafter and will not be subject to acceleration except in accordance with the provisions of the Executive Retention Plan. You will be eligible for future Symantec options in the sole discretion of the Symantec Compensation Committee.

5. Veritas Options

On the Closing Date your outstanding Veritas stock options with an exercise price of $49.00 or less (the “Company Options”) and your Veritas restricted stock units (the “Veritas Restricted Stock Units”) will be assumed by Symantec and adjusted to reflect the terms of the Merger Agreement. Accordingly, following the Acquisition, your Veritas Options and Veritas Restricted Stock Units will be exchanged for options and units to acquire Symantec Common Stock, and you will continue to vest in your Veritas Options and Veritas Restricted Stock Units, over your period of service with the Symantec Employer following the Acquisition, in accordance with the same vesting schedule in effect for each Veritas Option and Veritas Restricted Stock Unit grant immediately prior to the Closing Date; provided, however, that for purposes of each such vesting schedule the Veritas Options and Veritas Restricted Stock Units which vest on an accelerated basis on the Closing Date shall be deemed to constitute a ratable portion (i.e. the percentage accelerated) of the shares subject to each installment under such schedule which was unvested immediately prior to such acceleration, unless specifically provided otherwise in the agreement evidencing the grant. You will receive a Stock Option and Restricted Stock Unit Assumption Agreement (to be entered into by you) informing you of the specific adjustments to the number of shares, the exercise price (if applicable) and the number of shares subject to each vesting installment that have been made to your Veritas Options and the Veritas Restricted Stock Units to reflect the exchange ratio in effect for the Acquisition.

6. Term and Place of Employment

This agreement does not constitute a contract of employment for any specific period of time but will create an “employment at will” relationship. Either Symantec or you may terminate the employment relationship for any reason at any time. Your participation in any of Symantec’s stock option or benefit programs or your Incentive Bonus will not have any effect on your “employment at will” relationship with Symantec or interfere with or restrict in any way the rights of Symantec to discharge you or change the terms of your employment (or of any employment agreement) at any time for any reason whatsoever, with or without Cause. You agree that if requested by the Symantec Employer you will relocate to the Symantec Employer’s offices in Cupertino, California no later than the last day of the month in which the Closing Date occurs.

Upon the termination of your employment with the Symantec Employer at any time for any reason, you would be paid your salary through your date of termination and for the value of all unused paid time off earned through that date, based on your rate of base salary at that time. You would also be allowed to continue your medical coverage at your own expense to the extent provided for by COBRA and you would be allowed to exercise your vested options, if any, during the time period set forth in, and in accordance with, your governing stock option agreement(s). The foregoing accrued payments and benefits will be collectively referred to herein as the “Accrued Compensation.”

7. Waiver of Double Trigger Acceleration

You agree (i) to waive any provisions in your Employment Agreement with Veritas or your Change in Control Agreement with Veritas (the “Veritas Change in Control Agreement”) attached hereto as Exhibit A or in any other agreement with Veritas that provides vesting acceleration or severance benefits upon your termination of employment with Veritas or any successor agreement (collectively, the “Prior Agreements”), and (ii) that acceptance of your new position with Symantec as set forth in Section 1 will not constitute “Termination without Cause” (as defined in your Veritas Change in Control Agreement) or an event permitting your “Resignation for Good Reason” (as defined in such Veritas Change in Control Agreement) and you will not be able to receive any of the benefits provided under Section 3 of such Veritas Change in Control Agreement upon any such termination. Notwithstanding the foregoing, (A) any acceleration of your Veritas Options or Veritas Restricted Stock Units which pursuant to Section 2 of your Veritas Change in Control Agreement, will occur on the Closing Date, shall not be waived and (B) your waiver in the preceding sentence shall be modified to the extent provided in Section 9 below in the event your employment with the Symantec Employer ceases by reason of a Termination Without Cause or a Resignation for Good Reason after the Closing Date.

8. Termination for Cause or Termination without Good Reason

If your employment with the Symantec Employer is terminated by the Symantec Employer for “Cause” (as defined below) or you voluntarily terminate your employment other than by a “Resignation for Good Reason” (as defined below) at any time, you will be entitled to the Accrued Compensation. All of your benefits and future stock option or restricted stock unit vesting, if any, would terminate. In addition, you would not be entitled to any further installments of the Incentive Bonus. Neither Symantec nor the Symantec Employer would have an obligation to pay you, and you would have no right to, any severance except as may be provided at such time under any of Symantec’s or the Symantec Employer’s other employee benefit plans for which you were then eligible.

9. Termination without Cause or Termination for Good Reason

If your employment with the Symantec Employer terminates by reason of a “Termination without “Cause” (as defined below) or your “Resignation for Good Reason” (as defined below), the following provisions shall apply:

     • All of your assumed Veritas Options and Veritas Restricted Stock Units as assumed by Symantec in the Acquisition shall, to the extent outstanding but not yet vested, vest and become immediately exercisable or issuable as to all the Symantec shares subject to those options and units at the time of your termination of employment with the Symantec Employer. You shall have the limited period specified in each of the applicable option agreements for your Veritas Options to exercise those Veritas Options following your termination of employment with the Symantec Employer. The shares issuable to you under your Veritas Restricted Stock Units will be subject to Symantec’s collection of the applicable withholding taxes.

     • In addition to the Accrued Compensation, you will be entitled to receive the remaining unpaid portion of your Incentive Bonus as follows: fifty percent (50%) of such portion on your termination date, and the remaining fifty percent at the end of the twelve (12)-month period measured from your termination date. During such twelve (12)-month period, you shall be available to provide consulting services to Symantec for not more than ten (10) hours per month and shall not perform functions similar to the functions you performed for Symantec or Veritas for any entity that is a Competing Business. As used herein, “Competing Business” means any entity that develops, manufactures, sells, licenses, installs, maintains or supports any data protection, storage management, high availability, application performance management or disaster recovery software or similar products. In the event of a material breach of your obligations during the foregoing 12-month period, Symantec shall as its remedy be relieved of all further obligations to pay the remaining unpaid installments of the Incentive Bonus.

     • Symantec shall, at its sole cost and expense, provide you and your spouse and other eligible dependents with continued health care coverage under the Symantec group health plan, at substantially the same level of coverage and benefits in effect for them at the time of your termination of employment, until the earlier of (i) the expiration of the twelve (12)-month period measured from the first day of the first month following the date of your termination of employment or (ii) the first date you are covered under another employer’s health benefit program which provides substantially the same level of benefits without exclusion for pre-existing medical conditions.

The severance benefits provided under this Section 9 are conditioned upon your delivery of an effective Release. In addition, such benefits will be in lieu of any entitlement you may have to notice of termination, pay in lieu of notice of termination, or any other severance payment or benefit from any other Veritas or Symantec Employer source other than your benefits under the Executive Retention Plan.

10. Definitions. For purposes of this agreement, the following definitions shall be in effect:

     (a) “Termination without Cause” means termination of your employment by the Symantec Employer for any reason other than a termination for Cause. Termination without Cause shall be deemed to occur upon the termination of your employment by reason of death or Permanent Disability. A termination for “Cause” will mean a termination for any of the following reasons: (i) conduct constituting willful gross neglect or willful gross misconduct in carrying out your duties, resulting, in either case, in material economic harm to Symantec, unless you believe in good faith that such conduct was in, or not opposed to, the best interest of Symantec; (ii) a material breach by you of one or more obligations under this agreement, and/or the attached Employee Agreement; (iii) any unjustified refusal to follow reasonable directives of the person to whom you report relating to the performance of your duties after there has been delivered to you a written demand for performance which describes the specific material deficiencies in your performance and the specific manner in which your performance must be improved, all in accordance with the Symantec Employer performance management plan, and which provides forty (40) business days from the date of notice, or the amount of time specified in any applicable Symantec Employer performance management plan, whichever is greater, to remedy such performance deficiencies; (iv) a material dereliction of the major duties, functions and responsibilities of your position; (v) a material breach by you of any of your fiduciary obligations as an officer of Symantec; or (vi) your conviction of a felony crime involving moral turpitude or your commission of any material act of dishonesty, theft or embezzlement. The Symantec Employer will provide you with written notice of the reason for termination in the case of any termination for “Cause” and, with respect to a clause (ii) or (iv) act or omission, a period of not less that forty (40) business days in which to cure the specified breach or performance deficiency and thereby avoid a termination for Cause by reason thereof.

     (b) “Permanent Disability” means your inability, by reason of any physical or mental injury or illness expected to result in death or to be of a continuous duration of six (6) months or more, to substantially perform the services required for your job title pursuant to this agreement.

     (c) “Resignation for Good Reason” means your resignation due to any one of the following events taken without your written consent and not corrected within ten (10) days after your delivery of written notice to Symantec’s Senior Vice President of Human Resources or his/her designee: (i) a material reduction or change without your written consent in the scope of your duties or responsibilities, or in your Title or Grade, from the duties, responsibilities, Title or Grade in effect immediately prior to any such reduction or change; (ii) a change in the position to which you report which results in you reporting to a person who is more than one level below the position to which you previously reported; (iii) a reduction in the aggregate dollar amount of your base salary and Target Bonus by more than fifteen percent (15%); (iv) a relocation of your principal place of employment by more than sixty (60) miles or (v) the failure of any successor to Symantec to assume the obligations of Symantec under this agreement.

11. Special Tax Payment. You will be entitled to the special Gross-Up Payment set forth in Appendix I to this agreement, to the extent one or more payments or benefits you receive in connection with the Acquisition, whether received before or after the Closing Date, are deemed to constitute parachute payments under Section 280G of the Internal Revenue Code and you otherwise qualify for the Gross-Up Payment in accordance with the provisions of Appendix I. However, should your employment with your Symantec Employer terminate by reason of your voluntary resignation within the eighteen (18)-month period measured from the Closing Date under circumstances which do not qualify as a Resignation for Good Reason or by reason of a Termination without Cause, then you shall not be entitled to any Gross-Up Payment, and to the extent one or more Gross-Up Payments are made to you prior to the termination of your employment under such circumstances, you shall promptly repay those payments on your termination date.

12. Indemnification. With respect to all matters, transactions, acts or omissions which occur at or prior to the Closing Date, you shall have all the rights to indemnification and insurance that are set forth in Section 5.7 of the Merger Agreement and shall be entitled to enforce Section 5.7 against Symantec. A copy of Section 5.7 of the Merger Agreement is attached hereto as Exhibit C. You will be provided with the standard form of indemnity agreement and fiduciary insurance currently provided to executive officers of Symantec, a copy of which is set forth as Exhibit D attached hereto.

13. Full-Time Employment/ Conflicts of Interest

You agree that during your employment with the Symantec Employer you will not engage in any other employment or business related activity unless you obtain prior written approval from your manager. You further agree that you have disclosed to Symantec all of your existing employment and/or business relationships, including, but not limited to, any consulting or advising relationships, outside directorships, investments in privately held companies, and any other relationships that may create a conflict of interest.

14. Documentation

This offer is contingent upon the successful completion of the Acquisition, your consent to, and results satisfactory to the Symantec Employer of, a background check as well as your execution of the Employee Agreement in the form attached hereto as Exhibit E. The Immigration Reform and Control Act of 1986 requires that Symantec review proof of all new employees’ identity and authorization to work in the U.S. In addition, Symantec is required by law to verify employees’ eligibility to access certain technology that Symantec designs, produces, and uses and which is subject to export controls. Accordingly, this offer is necessarily contingent upon Symantec’s receipt of satisfactory evidence that it can comply with these legal requirements with respect to you. Satisfactory completion of the enclosed Form I-9 and Form I-9 Supplement– Symantec Corporation Technology Transfer Assessment, and presentation of satisfactory documentary evidence of your identity and authorization to work in the U.S. will need to be accomplished prior to the Closing Date. The Form I-9 contains information regarding what documentary evidence is acceptable for completing the form. A Form I-9 and a Form I-9 Supplement – Symantec Corporation Technology Transfer Assessment are enclosed.

15. Miscellaneous

At all times during your employment, you agree to abide by the Symantec Employer’s employment policies and procedures, as such policies and procedures may be in effect from time to time. However, if any policy or procedure conflicts with any express term of this agreement, this agreement will control.

You agree that there were no promises or commitments made to you regarding your employment with Symantec or the Symantec Employer except as set forth in this letter. Except as provided for herein, this agreement supersedes and replaces (i) any prior verbal or written agreements between you and Symantec and (ii) any prior verbal or written agreements between you and Company relating to the subject matter hereof, including, but not limited to, benefits under the Prior Agreements except as specifically set forth above.

Upon the Closing Date, this agreement, the Employee Agreement and the Stock Option and Restricted Stock Unit Assumption Agreement, which documents are substantially similar to those currently required to be entered into by other employees located in the United States, will be the entire agreement relating to your employment with the Symantec Employer and it shall supersede and replace any prior verbal or written agreements between you and Symantec or Veritas pertaining to employment or benefits upon a change in control or termination of your employment, except as specifically provided above. In addition, any confidential/proprietary/trade secrets information and inventions agreement(s) or any obligations you have to Veritas regarding your refraining from soliciting customers or employees of Veritas, or any predecessor thereto, will remain in effect as it pertains to subject matters existing prior to the Closing Date.

This agreement may be amended or altered only in a dated document signed by you and Symantec’s Senior Vice President of Human Resources] or his/her designee. No waiver of any term or provision of this agreement will be valid unless such waiver is in writing signed by the party against whom enforcement of the waiver is sought. The waiver of any term or provision of this agreement will not apply to any subsequent breach of this agreement.

This agreement will be construed and interpreted in accordance with the laws of the State of California. Each of the provisions of this agreement is severable from the others, and if any provision hereof will be to any extent unenforceable, it and the other provisions will continue to be enforceable to the full extent allowable, as if such offending provision had not been a part of this agreement.

[Signature Page Follows]

If you have any questions about this offer, please contact me. If you find this agreement acceptable, please sign and date this letter below and return it to me. This offer, if not accepted, will expire immediately after the closing of the Acquisition.

Sincerely, Symantec Corporation a Delaware corporation
By:	/s/ Rebecca Ranninger
Name:
Title:

I agree to the terms and conditions in this offer.

Date:	December 15, 2004	/s/ Kris Hagerman
Kris Hagerman

Enclosures:

Exhibit A	Veritas Change in Control Agreement
Exhibit B	General Release Agreement
Exhibit C	Indemnification Provision
Exhibit D	Form of Indemnity Agreement
Exhibit E	Employee Agreement
Appendix I	Special Tax Payment

[Signature Page to Employment Agreement]

Exhibit A

Veritas Change in Control Agreement

CHANGE IN CONTROL AGREEMENT
      This Change in Control Agreement is entered into between VERITAS Software Corporation, a Delaware corporation (“VERITAS” or the “Corporation”), and Kris Hagerman (“Executive”) as of March 15, 2004. Terms that are not defined in the text of this Agreement are defined in Exhibit A hereto.
      1. Term, Purpose, and Governing Documents. This Agreement shall remain in effect until March 15, 2005, at which time it will automatically renew for a subsequent one-year term unless VERITAS provides notice of its intention not to renew at least one month prior to the end of the one-year term; however, VERITAS may not provide such notice of non-renewal if the Company is the subject of a possible Change in Control or for a one-year period following a Change in Control. This Change in Control Agreement shall supersede any and all written or verbal agreements related to severance benefits in the event of a change in control; however, all other terms contained in VERITAS’ offer letter and/or employment agreement with Executive (including Executive’s at-will employment relationship with VERITAS) shall remain unchanged.
      2. Benefits in the Event of a Change in Control. In the event of a Change in Control pursuant to which the acquiring or successor company assumes or continues in effect the Executive’s Options, issues comparable substitute options or stock based awards for the Executive’s Options or provides a cash incentive program that preserves the spread existing under the Executive’s Options, all as provided in the applicable Plan(s), then each of the Executive’s Options (or substitute options or stock based awards) shall vest and become exercisable, immediately upon the consummation of the Change in Control, with respect to fifty percent (50%) of the unvested shares under each such Option. In the event the acquiring or successor company does not assume or continue in effect the Executive’s Options, issue comparable substitute options or stock based awards for the Executive’s Options or provide a cash incentive program that preserves the spread existing under the Executive’s Options pursuant to the terms of the applicable Plan(s), then each of the Executive’s Options shall vest and become exercisable, immediately upon consummation of the Change in Control, with respect to 100% of the unvested shares under each such Option.
      3. Severance Benefits in the Event of a Change in Control. If Executive’s employment with VERITAS terminates because of a Termination Without Cause or a Resignation for Good Reason within twelve (12) months after consummation of a Change in Control, and if Executive complies with the Restrictive Covenant set forth below, then Executive shall be entitled to receive the following severance benefits:

(a) Salary Continuation. Executive shall continue to receive Executive’s base salary in effect on the termination date for a period of twelve (12) months from the date of Executive’s termination of employment (the “Termination Date”). These payments shall be made bi-weekly on VERITAS’ standard payroll dates and shall be subject to required deductions and withholdings.

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      (b) Target Bonus Consideration. Executive shall receive Target Bonus consideration consisting of two components, both of which are based upon the Target Bonus in effect for Executive immediately prior to the Change in Control: (1) an amount equal to one hundred percent (100%) of the Executive’s annual Target Bonus; and (2) an additional amount that represents a prorated percentage of the Executive’s annual target Bonus based upon the number of days that have passed in the current fiscal year as of the Termination Date. The Target Bonus consideration shall be paid within thirty (30) days of the Termination Date and shall be subject to the required deductions and withholdings.
      (c) Option Acceleration. Each Option outstanding at the time of Executive’s termination, but not otherwise vested and exercisable for all of the shares subject to that Option, will immediately vest on an accelerated basis so that each such Option shall become exercisable for an additional amount equal to one hundred percent (100%) of the then unvested shares under such Option, and any shares subject to those Options which are not otherwise issued and outstanding at the time of such acceleration shall be issued to Executive in accordance with the terms of the Options.
      (d) Benefits. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and VERITAS’ group health insurance policies, Executive will be eligible for continuation of Executive’s group health insurance. If Executive timely elects such continuation by completing and returning the necessary COBRA enrollment forms, VERITAS shall pay the premiums necessary to continue Executive’s then-current health insurance coverage (medical, dental and vision) for Executive and his eligible dependents for a period of twelve (12) months after the Termination Date or (if earlier) until the Executive and his dependents are covered under another employer’s health care benefit plan without exclusion for any pre-existing medical condition.
      (e) Restrictive Covenant. The severance benefits described in this section are subject to a restrictive covenant. Specifically, in consideration of the foregoing benefits. Executive agrees to the following: (1) at the time of signing this Agreement Executive shall also execute the VERITAS Confidentiality and Intellectual Property Agreement; (2) Executive shall execute and deliver to VERITAS a Release in a form acceptable to VERITAS in exchange for receiving severance benefits (see Exhibit B); (3) during the twelve (12) month period Executive receives severance benefits Executive shall be available to provide consulting services to VERITAS during such period for not more than ten (10) hours per month; and (4) during the twelve (12) month consulting period Executive shall not perform functions similar to the functions Executive performed for VERITAS for any entity that is a Competing Business. As used herein, a Competing Business is any entity that develops, manufactures, sells, licenses, installs, maintains or supports any data protection, storage management, high availability, application performance management or disaster recovery software or similar products.
      Executive acknowledges and agrees that Executive shall have access to highly confidential information during Executive’s employment with VERITAS and that the foregoing restrictive covenant is reasonable to protect this confidential information. Should Executive elect to receive these severance benefits, Executive also understands

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that Executive is voluntarily electing to adhere to the restrictive covenant as well. All severance benefits provided for under this Agreement will be forfeited in the event Executive elects to accept the benefits and later challenge the restrictive covenant. Executive further acknowledges and agrees that the promises and restrictive covenants provided herein do not, and will not, prevent or restrict Executive in any way from engaging in any lawful profession, trade, or business.
4.     Limitation on Benefits. In the event that any payments to which Executive becomes entitled in accordance with the provisions of this Agreement would otherwise constitute a parachute payment under Code Section 280G, then such payments will be subject to reduction to the extent necessary to assure that Executive receives only the greater of (i) the amount of those payments which would not constitute such a parachute payment or (ii) the amount which yields Executive the greatest after-tax amount of benefits after taking into account any excise tax imposed on the payments provided to Executive under this Agreement (or on any other benefits to which Executive may be entitled in connection with any change in control or ownership of VERITAS or the subsequent termination of Executive’s employment with VERITAS) under Code Section 4999. Should a reduction in benefits be required to satisfy the benefit limit of the foregoing paragraph, then Executive’s salary continuation payments shall accordingly be reduced to the extent necessary to comply with such benefit limit. Should such benefit limit still be exceeded following such reduction, then the number of shares which would otherwise be purchasable under the vesting-accelerated portion of each of Executive’s Options (based on the amount of the parachute payment attributable to such option under Code Section 280G) shall be reduced to the extent necessary to eliminate such excess, with such acceleration of vesting being cancelled in the reverse order of the date of grant of the stock awards unless Executive elects in writing a different order of cancellation. The accounting firm engaged by VERITAS for general audit purposes as of the day prior to the effective date of the Change in Control shall be retained by VERITAS to perform the foregoing calculations of VERITAS’ expense.
5.     Remedies in the Event of Executive’s Breach. Executive acknowledges and agrees that any breach of Executive’s obligations hereunder shall constitute a material breach of this Agreement and shall, in addition to any other remedies available in law or equity, allow VERITAS to cease performing its obligations hereunder, including its obligations to provide any of the benefits set forth in Sections 2 and 3 herein.
6.     Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, (i) VERITAS and its successors and assigns, including any successor entity by merger, consolidation or transfer of all or substantially all of VERITAS’ assets (whether or not such transaction constitutes a Change in Control), and (ii) the Executive, the personal representative of Executive’s estate and Executive’s heirs and legatees.
7.     Notices. Any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if delivered either personally or if deposited in the United States

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mail, certified or registered, postage prepaid, return receipt requested.
8. Governing Documents. This Agreement, and its Exhibits, together with (i) the stock option agreements evidencing Executive’s currently outstanding Options and any future Option grants, (ii) Executive’s current or subsequent Confidentiality and Intellectual Property Agreement, and (iii) any outstanding promissory notes of Executive payable to or to the order of VERITAS, shall constitute the entire agreement and understanding of VERITAS and Executive with respect to the payment of benefits in the event of a Change in Control and shall supersede all prior and contemporaneous written or verbal agreements and understandings between Executive and VERITAS relating to such subject matter. In the event of any conflict between this Agreement and any of the aforementioned agreements, this Agreement shall govern.
9. Amendment. This Agreement only may be amended by written instrument signed by Executive and an authorized officer of VERITAS.
10. Governing Law. The provisions of this Agreement shall be construed and interpreted under the laws of the state that is Executive’s principal place of employment at the time of any alleged breach of this Agreement.
11. Severability. If an arbitrator or court of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, then the remaining terms and provisions hereof shall be unimpaired. Such arbitrator or court will have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately embodies the parties’ intention with respect to the invalid or unenforceable term or provision or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken, and the remainder of this Agreement shall continue in full force and effect. The invalidity of any provision of this Agreement shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the arbitrator or court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole.
12. Dispute Resolution. Executive and the Company agree that any dispute arising out of or relating to this Change in Control Agreement will be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, California conducted by Judicial Arbitration and Mediation Services (“JAMS”) under its then-existing rules and procedures. Executive acknowledges that by agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding. In addition to and notwithstanding those rules, Executive and the Company agree that the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The Company shall pay all of the JAMS arbitration fees in excess of those administrative fees

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Executive would be required to pay if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.
      IN WITNESS WHEREOF, the parties have executed this Change in Control Agreement as of the day and year written above.

VERITAS SOFTWARE CORPORATION

By:	/s/ John F. Brigden

Title:	Sr. Vice President And General Counsel

EXECUTIVE

/s/ Kris Hagerman

Kris Hagerman

Date:	6/30/04

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EXHIBIT A
DEFINITIONS
      For purposes of this Agreement, the following definitions shall be in effect:
      Change in Control means a change in the ownership or control of VERITAS effected through the consummation of any of the following transactions:

(i) a merger, consolidation or reorganization approved by VERITAS’ stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned VERITAS’ outstanding voting securities immediately prior to such transaction; or

(ii) the sale, transfer or other disposition of all or substantially all of VERITAS’ assets in complete liquidation or dissolution of VERITAS; or

(iii) any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended (other than VERITAS or person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, VERITAS) becomes directly or indirectly the beneficial owner (within the meaning of Rule 13d-3 of the Securities and Exchange Act of 1934, as amended) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of VERITAS’ securities outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from VERITAS or the acquisition of outstanding securities held by one or more of VERITAS’ stockholders.
      Code means the Internal Revenue Code, as amended from time to time.
      Disability means the Executive’s inability, by reason of any physical or mental injury or illness expected to result in death or to be of a continuous duration of six (6) months or more, to substantially perform the services required of him/her under this Agreement.
      Option means any stock or stock based award granted to the Executive under any of the Plans or otherwise, whether in the form of restricted stock, restricted stock units, phantom stock or other stock-based grant, to purchase shares of Common Stock which is outstanding on the Termination Date.
      Plan means any one of the following equity compensation plans: (i) the VERITAS 1993 Equity Incentive Plan, (ii) the VERITAS 2003 Stock Incentive Plan, as

6

amended or restated from time to time, and (iii) any successor stock equity compensation plan to either of the foregoing plans subsequently implemented by VERITAS.
      Resignation for Good Reason means Executive’s resignation due to any one of the following events without Executive’s consent: (i) a material reduction in the scope of Executive’s duties, responsibilities, authority or reporting structure from the duties, responsibilities, authority and reporting structure in effect immediately prior to any such reduction; (ii) a reduction in the aggregate dollar amount of Executive’s base salary and Target Bonus by more than fifteen percent (15%); (iii) a relocation of Executive’s principal place of employment by more than sixty (60) miles; or (iv) the failure of a successor to VERITAS to assume the obligation of this Agreement.
      Target Bonus means the annual target incentive bonus to which Executive may become entitled under VERITAS’ Executive Bonus Plan (or any successor plan) for one or more fiscal years upon VERITAS’ attainment of the performance milestones designated for the applicable year and Executive’s attainment of any personal objectives specified for him/her for that year.
      Termination Without Cause means VERITAS’ termination of Executive’s employment for any reason other than a Termination for Cause. Termination Without Cause shall not be deemed to occur upon the termination of Executive’s employment by reason of death or Disability. “Cause” for termination shall mean: (i) conduct that constitute willful gross neglect or willful gross misconduct in carrying out Executive’s duties, resulting, in either case, in material economic harm to the Corporation, unless Executive believed in good faith that such conduct was in, or not opposed to, the best interest of VERITAS; (ii) a breach by Executive of one or more of Executive’s obligations under this Agreement, Executive’s Offer Letter and/or Executive’s Proprietary Information and Inventions Agreement with VERITAS; (iii) any unjustified refusal to follow reasonable directives of the Company’s Chief Executive Officer or its Board of Directors; (iv) Executive’s material dereliction of the major duties, functions and responsibilities of Executive’s position; (v) a material breach by Executive of any of Executive’s fiduciary obligations as an officer of VERITAS; or (vi) Executive’s conviction of a felony crime involving moral turpitude or Executive’s commission of any act of dishonesty, theft or embezzlement.

7

EXHIBIT B
FORM OF RELEASE
I understand that my employment with VERITAS Software Corporation (together with its subsidiaries, the “Company”) terminated effective                     , 200     . I also understand that, pursuant to the Change in Control Agreement between the Company and me, I am required to sign this Release in exchange for certain benefits under the Agreement. I further understand that, regardless of whether I sign this Release, the Company will pay me all accrued salary and vacation earned through my termination date, to which I am entitled by law.
I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967 (“ADEA”), and the California Fair Employment and Housing Act (as amended).
I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, as amended. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the execution date of this Release; (b) I have been advised hereby that I have the right to consult with an attorney prior to executing this Release (although I may choose not to do so); (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (d) I have seven (7) days following the execution of this Release to revoke the Release in a writing to the Company; and (e) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Release is executed by me.
I UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving this release, which includes claims
8

that may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any unknown or unsuspected claims I may have against the Company.
Having read and understood the foregoing, I hereby agree to the terms and conditions stated above.

Executive	Date

9

Exhibit B

General Release Agreement

In consideration of the benefits offered to me by Symantec Corporation (“Symantec”) pursuant to my Employment Agreement with Symantec dated December 15, 2004 (the “Employment Agreement”), and in connection with the termination of my employment, I agree to the following release (the “Release”).

     1. On behalf of myself, my heirs, executors, administrators, successors, and assigns, I hereby fully and forever release and discharge Symantec, its current, former and future parents, subsidiaries, affiliated companies, related entities, employee benefit plans, and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, the “Company”) from any and all claims, causes of action, and liabilities up through the date of my execution of the Release which arise from or relate to my employment with Symantec and/or any predecessor to Symantec and the termination of such employment, including (without limitation) (i) claims relating to wrongful discharge of employment, (ii) claims for physical or emotional injury, including claims for negligent or intentional infliction of emotional distress in connection with my employment relationship or the termination of that relationship, (iii) the following claims relating to stock options or other stock or stock-based awards received from Symantec in connection with my employment with Symantec: vesting rights (other than rights expressly provided under the Employment Agreement or the applicable grant or award agreement), exercise periods beyond those specified in applicable grant or award documents, and promises or representations regarding additional grants or awards beyond those which I hold at the time of my termination, (iv) defamation, libel or slander to the extent those claims relate to matters pertaining to my job performance with the Company, my actions as an executive or employee of the Company or other activities in connection with my employment with the Company or the termination of that employment or (v) damages asserted in shareholder derivative actions or shareholder class actions against the Company and its officers and Board of Directors which relate to transactions or matters which occurred during the period of my employment with Symantec (collectively the “Claims”). All such Claims (including related attorneys’ fees and costs) are barred without regard to whether those Claims are based on any alleged breach of a duty arising in statute, contract, or tort. This expressly includes waiver and release of any rights and claims relating to my employment with Symantec and/or any predecessor to Symantec and the termination of such employment and the other released Claims which arise under any and all laws, rules, regulations, and ordinances including, but not limited to: Title VII of the Civil Rights Act of 1964; the Older Workers Benefit Protection Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act; the Fair Labor Standards Act; the National Labor Relations Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Workers Adjustment and Retraining Notification Act; the California Fair Employment and Housing Act (if applicable); the provisions of the California Labor Code (if applicable); the Equal Pay Act of 1963; and any other state or governmental entity, federal law or regulation relating to employment or employment discrimination. The parties agree to apply California law in interpreting the Release. Accordingly, I further waive any rights under Section 1542 of the Civil Code of the State of California or any similar state statute. Section 1542 states: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known to him, must have materially affected his settlement with the debtor.” This Release does not extend to, and has no effect upon, (i) any compensation or benefits that have accrued, and to which I have become vested or otherwise entitled, whether in connection with my employment with Symantec or the termination of that employment, under the Employment Agreement or any employee benefit plan within the meaning of ERISA sponsored by the Company, (ii) my indemnification rights under Section 12 of the Employment Agreement or (iii) my rights to any special tax payments under Section 11 of the Employment Agreement.

     2. In understanding the terms of the Release and my rights, I have been advised to consult with an attorney of my choice prior to executing the Release. I understand that nothing in the Release shall prohibit me from exercising legal rights that are, as a matter of law, not subject to waiver such as: (a) my rights under applicable workers’ compensation laws; (b) my right, if any, to seek unemployment benefits; and (c) my right to file a charge with the Equal Opportunity Commission (EEOC) challenging the validity of my waiver of claims under the ADEA.

     3. I understand and agree that Symantec will not provide me with the benefits unless I execute the Release. I also understand that I have received or will receive, regardless of the execution of the Release, all wages owed to me together with any accrued but unused vacation pay, less applicable withholdings and deductions, earned through my termination date.

     4. As part of my existing and continuing obligations to Symantec, I have returned to Symantec all Symantec documents (and all copies thereof) and other Symantec property that I have had in my possession at any time, including but not limited to Symantec files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of Symantec (and all reproductions thereof). I understand that, even if I did not sign the Release, I would still be bound by any and all confidential/proprietary/trade secret information, non-disclosure and inventions assignment agreement(s) signed by me in connection with my employment with Symantec, or with a predecessor or successor of Symantec (“Employee Agreements”), pursuant to the terms of such agreement(s).

     5. I represent and warrant that I am the sole owner of all claims relating to my employment with Symantec and/or with any predecessor of Symantec, and that I have not assigned or transferred any claims relating to my employment to any other person or entity.

     6. I agree to keep the benefits and the provisions of the Release confidential and not to reveal its contents to anyone except my lawyer, my spouse and/or my financial consultant or except as required by applicable law or regulation.

     7. I understand and agree that the Release shall not be construed at any time as an admission of liability or wrongdoing by either the Company or myself.

     8. I agree that I will not make any negative or disparaging statements or comments, either as fact or as opinion, about the Company, its employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position or performance.

     9. Any controversy or any claim arising out of or relating to the interpretation, enforceability or breach of the Release shall be settled by arbitration in accordance with Symantec’s Arbitration Agreement, which I acknowledge having previously received. If for any reason this Arbitration Agreement is not enforceable, I agree to arbitration under the employment arbitration rules of the American Arbitration Association or any successor hereto. The parties further agree that the arbitrator shall not be empowered to add to, subtract from, or modify, alter or amend the terms of the Release. Any applicable arbitration rules or policies shall be interpreted in a manner so as to ensure their enforceability under applicable state or federal law. The cost of such arbitration shall be borne by the Company.

     10. I agree that I have had at least twenty-one (21) calendar days in which to consider whether to execute the Release, no one hurried me into executing the Release during that period, and no one coerced me into executing the Release. I understand that the offer of the benefits and the Release shall expire on the twenty-second (22nd) calendar day after my employment termination date if I have not accepted it by that time. I further understand that Symantec’s obligations under the Release shall not become effective or enforceable until the eighth (8th) calendar day after the date I sign the Release provided that I have timely delivered it to Symantec (the “Effective Date”) and that in the seven (7) day period following the date I deliver a signed copy of the Release to Symantec I understand that I may revoke my acceptance of the Release. I understand that the benefits will become available to me on or about the fourteenth (14th) calendar day after the Effective Date.

     11. In executing the Release, I acknowledge that I have not relied upon any statement made by Symantec, or any of its representatives or employees, with regard to the Release unless the representation is specifically included herein. Furthermore, the Release contains our entire understanding regarding eligibility for and the payment of severance benefits and supersedes any or all prior representation and agreement regarding the subject matter of the Release. However, the Release does not modify, amend or supersede written Symantec agreements that are consistent with enforceable provisions of this Agreement such as the Employee Agreement and any stock, stock option, restricted stock unit and/or stock purchase agreements between Symantec and me. Once effective and enforceable, this agreement can only be changed by another written agreement signed by me and an authorized representative of Symantec.

     12. Should any provision of the Release be determined by an arbitrator or court of competent jurisdiction to be wholly or partially invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms, or provisions are intended to remain in full force and effect. I acknowledge that I have obtained sufficient information to intelligently exercise my own judgment regarding the terms of the Release before executing the Release.

[Signature Page Follows]

EMPLOYEE’S ACCEPTANCE OF RELEASE

BEFORE SIGNING MY NAME TO THE RELEASE, I STATE THE FOLLOWING: I HAVE READ THE RELEASE, I UNDERSTAND IT AND I KNOW THAT I AM GIVING UP IMPORTANT RIGHTS. I HAVE OBTAINED SUFFICIENT INFORMATION TO INTELLIGENTLY EXERCISE MY OWN JUDGMENT. I HAVE BEEN ADVISED THAT I SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING IT, AND I HAVE SIGNED THE RELEASE KNOWINGLY AND VOLUNTARILY.

                                        Date delivered to employee                                         ,                     .

                                        Executed this                                          day of                                         ,                     .

Employee Signature

Employee Name (Please Print)

[Signature Page to General Release Agreement]

Exhibit C

Indemnification Provision

     5.7 Indemnification and Insurance.

          (a) Indemnification and Advancement. From and after the Effective Time, each of Parent and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to: (1) indemnify and hold harmless each person who served as a director or officer of the Company or its Subsidiaries prior to the Effective Time (collectively, the “Company Indemnified Parties”) to the fullest extent authorized or permitted by Delaware law, as now or hereafter in effect, in connection with any Claim (as defined below) and any judgments, fines (including excise taxes), penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom; and (2) promptly pay on behalf of or, within 30 days after any request for advancement, advance to each of the Company Indemnified Parties, to the fullest extent authorized or permitted by Delaware law, as now or hereafter in effect, any Expenses (as defined below) incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Company Indemnified Party of any Expenses incurred by such Company Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement. The indemnification and advancement obligations of Parent and the Surviving Corporation pursuant to this Section 5.7 shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby and any Claim relating thereto) and all rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director or officer of the Company or its Subsidiaries prior to the Effective Time and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. As used in this Section 5.7, (1) the term “Claim” means any threatened, asserted, pending or completed action, suit or proceeding, or any inquiry or investigation, whether instituted by the Company or any governmental agency or any other party, that any Company Indemnified Party in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, as a result of or in connection with such Company Indemnified Party’s service as a director, officer, trustee, employee, agent, or fiduciary of the Company or any of its Subsidiaries, or any employee benefit plan maintained by any of the foregoing at or prior to the Effective Time; and (2) the term “Expenses” means attorneys’ fees and all other costs, expenses and obligations (including, without limitation, experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 5.7, including any action relating to a claim for indemnification or advancement brought by a Company Indemnified Party.

          (b) Certificate of Incorporation, Bylaws and Indemnification Agreements. In furtherance and not in limitation of Section 5.7(a) hereof, from and after the Effective Time, each of Parent and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to: (1) include and cause to be maintained in the Surviving Corporation’s (or any successor’s) Certificate of Incorporation and Bylaws for a period of at least six years from and after the Effective Time, provisions regarding elimination of liability of directors, indemnification of directors, officers and employees and advancement of expenses which are no less advantageous to the intended beneficiaries than the corresponding provisions contained in the Company’s Certificate of Incorporation and Bylaws, in each case as in effect on the Agreement Date; and (2) otherwise keep in full force and effect, and comply with the terms and conditions of, any agreement in effect as of the Agreement Date between or among the Company or any of its Subsidiaries and any Company Indemnified Party providing for the indemnification of such Company Indemnified Party.

          (c) Insurance. For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ and fiduciary liability insurance maintained by the Company, including with respect to Claims arising from facts or events which occurred on or before the Effective Time (including those related to this Agreement and the transactions contemplated hereby); provided, that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to former officers and directors of the Company; and provided, further, that if the aggregate annual premiums for such policies at any time during such period will exceed 300% of the per annum premium rate paid by the Company and its Subsidiaries as of the Agreement Date for such policies, then Parent shall only be required to provide such coverage as will then be available at an annual premium equal to 300% of such rate. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time for purposes of this Section 5.7(b), which policies provide such directors and officers with coverage for an aggregate period of six years after the Effective Time, including with respect to acts or omissions occurring at or prior to the Effective Time (including with respect to acts or omissions occurring in connection with approval of this Agreement and consummation of the transactions contemplated hereby), and nothing in Section 5.1(a) shall prohibit the Company from obtaining such prepaid policies prior to the Effective Time, provided that the cost thereof shall not exceed 300% of the per annum premium rate paid by the Company and its Subsidiaries as of the Agreement Date for such policies. If such prepaid policies have been obtained prior to the Effective Time, each of Parent and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect for their duration.

          (d) Survival of Claims. Notwithstanding anything herein to the contrary and to the maximum extent permitted by Applicable Law, if any Claim is made or brought against any Company Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.7 shall continue in effect until the final disposition of such Claim.

          (e) Successors. If Parent, the Surviving Corporation or any of their respective successors or assigns (1) shall consolidate with or merge with or into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (2) shall transfer all or substantially all of its properties or assets to any Person, then, in each case, Parent shall take such action as may be necessary so that such Person shall assume all of the applicable obligations set forth in this Section 5.7.

          (f) Enforceability. The provisions of this Section 5.7 are (1) intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party (it being expressly agreed that the Company Indemnified Parties to whom this Section 5.7 applies shall be third party beneficiaries of this Section 5.7) and (2) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The obligations of Parent under this Section 5.7 shall not be terminated or modified in such a manner as to adversely affect the rights of any Company Indemnified Party under this Section 5.7 without the consent of such affected Company Indemnified Party.

          (g) Expenses. Parent shall pay (as incurred) all Expenses that a Company Indemnified Party may incur in enforcing the indemnity, advancement and other obligations set forth in this Section 5.7.

          (h) Burden of Proof. In connection with any determination as to whether the Company Indemnified Parties are entitled to the benefits of this Section 5.7, the burden of proof shall be on the Parent and the Surviving Corporation to establish that a Company Indemnified Person is not so entitled.

Exhibit D

Form of Indemnity Agreement

INDEMNITY AGREEMENT

     This Indemnity Agreement, dated as of                     , is made by and between SYMANTEC CORPORATION, a Delaware corporation (the “Company”), and                     , a director, officer or key employee of the Company or one of the Company’s subsidiaries (the “Indemnitee”).

RECITALS

     A. The Company is aware that competent and experienced persons are increasingly reluctant to serve as representatives of corporations unless they are protected by comprehensive liability insurance or indemnification, due to increased exposure to litigation costs and risks resulting from their service to such corporations, and due to the fact that the exposure frequently bears no reasonable relationship to the compensation of such representatives;

     B. The statutes and judicial decisions regarding the duties of directors and officers are often difficult to apply, ambiguous, or conflicting, and therefore fail to provide such directors and officers with adequate, reliable knowledge of legal risks to which they are exposed or information regarding the proper course of action to take;

     C. Plaintiffs often seek damages in such large amounts and the costs of litigation may be so substantial (whether or not the case is meritorious), that the defense and/or settlement of such litigation is often beyond the personal resources of representatives;

     D. The Company believes that it is unfair for its representatives and the representatives of its subsidiaries to assume the risk of large judgments and other expenses that may be incurred in cases in which the representative received no personal profit and in cases where the director or officer was not culpable;

     E. The Company recognizes that the issues in controversy in litigation against a representative of a corporation such as the Company or a subsidiary of the Company are often related to the knowledge, motives and intent of such representatives, that he or she is usually the only witness with knowledge of the essential facts and exculpating circumstances regarding such matters and that the long period of time which usually elapses before the trial or other disposition of such litigation often extends beyond the time that the representative can reasonably recall such matters; and may extend beyond the normal time for retirement for such director or officer with the result that he, after retirement or in the event of his death, his spouse, heirs, executors or administrators, may be faced with limited ability and undue hardship in maintaining an adequate defense, which may discourage such a representatives from serving in that position;

     F. Based upon their experience as business managers, the Board of Directors of the Company (the “Board”) has concluded that, to retain and attract talented and experienced individuals to serve as representatives of the Company and its subsidiaries and to encourage such individuals to take the business risks necessary for the success of the Company and its subsidiaries, it is necessary for the Company to contractually indemnify its representatives and the representatives of its subsidiaries, and to assume for itself maximum liability for expenses and damages in connection with claims against such representatives in connection with their service to the Company and its subsidiaries, and has further concluded that the failure to provide such contractual indemnification could result in great harm to the Company and its subsidiaries and the Company’s shareholders;

     G. Section 145 of the General Corporation Law of Delaware, under which the Company is organized (“Section 145”), empowers the Company to indemnify by agreement its officers, directors, employees and agents, and persons who serve, at the request of the Company, as directors, officers, employees or agents of other corporations or enterprises, and expressly provides that the indemnification provided by Section 145 is not exclusive;

     H. The Company has determined that the liability insurance coverage available to the Company and its subsidiaries for their representatives as of the date hereof is inadequate and/or unreasonably expensive. The Company believes, therefore, that the interests of the Company’s shareholders would best be served by the indemnification by the Company of the representatives of the Company and its subsidiaries.

     I. The Company desires and has requested the Indemnitee to serve or continue to serve as a representatives of the Company and/or the subsidiaries of the Company free from undue concern for claims for damages arising out of or related to such services to the Company and/or the subsidiaries of the Company; and

     J. The Indemnitee is willing to serve, or to continue to serve, the Company and/or the subsidiaries of the Company, provided that he is furnished the indemnity provided for herein.

AGREEMENT

     NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. Definitions.

          (a) Agent. For the purposes of this Agreement, “agent” of the Company means any person who is or was a director, officer, employee, attorney or other agent of the Company or a subsidiary of the Company; or is or was serving at the request of, for the convenience of, or to represent the interest of the Company or a subsidiary of the Company as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise; or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the Company or a subsidiary of the Company, or was a director, officer, employee or agent of another enterprise at the request of, for the convenience of, or to represent the interests of such predecessor corporation.

          (b) Expenses. For purposes of this Agreement, “expenses” includes all direct and indirect costs of any type or nature whatsoever (including, without limitation, all attorneys’ fees and related disbursements, and other out-of-pocket costs) actually and reasonably incurred by the Indemnitee in connection with either the investigation, defense or appeal of a proceeding or establishing or enforcing a right to indemnification under this Agreement, Section 145 or otherwise; provided, however, that expenses shall not include any judgments, fines, ERISA excise taxes or penalties or amounts paid in settlement of a proceeding.

          (c) Proceeding. For the purposes of this Agreement, “proceeding” means any threatened, pending, or completed action, suit or other proceeding, whether civil, criminal, administrative, investigative or any other type whatsoever.

          (d) Subsidiary. For purposes of this Agreement, “subsidiary” means any corporation of which more than 50% of the outstanding voting securities is owned directly or indirectly by the Company, by the Company and one or more other subsidiaries, or by one or more other subsidiaries.

     2. Agreement to Serve. The Indemnitee agrees to serve and/or continue to serve as an agent of the Company, at its will (or under separate agreement, if such agreement exists), in the capacity Indemnitee currently serves as an agent of the Company, so long as he is duly appointed or elected and qualified in accordance with the applicable provisions of the Bylaws of the Company or any subsidiary of the Company or until such time as he tenders his resignation in writing, provided, however, that nothing contained in this Agreement is intended to create any right to continued employment by Indemnitee.

     3. Mandatory Indemnification. The Company shall indemnify the Indemnitee:

          (a) Third Party Actions. If the Indemnitee is a person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the Company) by reason of the fact that he is or was an agent of the Company, or by reason of anything done or not done by him in any such capacity, against any and all expenses and liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) actually and reasonably incurred by him in connection with the investigation, defense, settlement or appeal of such proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; and

          (b) Derivative Actions. If the Indemnitee is a person who was or is a party or is threatened to be made a party to any proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was an agent of the Company, or by reason of anything done or not done by him in any such capacity, against any amounts paid in settlement of any such proceeding, to the maximum extent permitted by law, and all expenses actually and reasonably incurred by him in connection with the investigation, defense, settlement, or appeal of such proceeding if he acted in good faith and in a manner he rea sonably believed to be in or not opposed to the best interests of the Company; except that no indemnification under this subsection shall be made in respect of any claim, issue or matter as to which such person shall have been finally adjudged to be liable to the Company, unless and only to the extent that the Court of Chancery or the court in which such proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such amounts which the Court of Chancery or such other court shall deem proper; and

          (c) Actions Where Indemnitee is Deceased. If the Indemnitee is a person who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that he is or was an agent of the Company, or by reason of anything done or not done by him in any such capacity, against any and all expenses and liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) actually and reasonably incurred by or for him in connection with the investigation, defense, settlement or appeal of such proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, prior to, during the pendency or after completion of such proceeding Indemnitee is deceased, except that in a proceeding by or in the right of the Company no indemnification shall be due under the provisions of this subsection in respect of any claim, issue or matter as to which such person shall have been finally adjudged to be liable to the Company, unless and only to the extent that the Court of Chancery or the court in which such proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such amounts which the Court of Chancery or such other court shall deem proper; and

     4. Partial Indemnification. If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) incurred by him in the investigation, defense, settlement or appeal of a proceeding but not entitled, however, to indemnification for all of the total amount thereof, the Company shall nevertheless indemnify the Indemnitee for such total amount except as to the portion thereof to which the Indemnitee is not entitled.

     5. Mandatory Advancement of Expenses. Subject to Section 8 below, the Company shall advance all expenses incurred by the Indemnitee in connection with the investigation, defense, settlement or appeal of any proceeding to which the Indemnitee is a party or is threatened to be made a party by reason of the fact that the Indemnitee is or was an agent of the Company or by reason of anything done or not done by him in any such capacity. Indemnitee hereby undertakes to repay such amounts advanced only if, and to the extent that, it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Company as authorized hereby. The advances to be made hereunder shall be paid by the Company to the Indemnitee within twenty (20) days following delivery of a written request therefor by the Indemnitee to the Company.

     6. Notice and Other Indemnification Procedures.

          (a) Promptly after receipt by the Indemnitee of notice of the commencement of or the threat of commencement of any proceeding, the Indemnitee shall, if the Indemnitee believes that indemnification with respect thereto may be sought from the Company under this Agreement, notify the Company of the commencement or threat of commencement thereof.

          (b) In the event the Company shall be obligated to advance the expenses for any proceeding against the Indemnitee, the Company, if appropriate, shall be entitled to assume the defense of such proceeding, with counsel approved by the Indemnitee, upon the delivery to the Indemnitee of written notice of its election so to do. After delivery of such notice, approval of such counsel by the Indemnitee and the retention of such counsel by the Company, the Company will not be liable to the Indemnitee under this Agreement for any fees of counsel subsequently incurred by the Indemnitee with respect to the same proceeding, provided that (i) the Indemnitee shall have the right to employ his counsel in any such proceeding at the Indemnitee’s expense; and (ii) if (A) the employment of counsel by the Indemnitee has been previously authorized by the Company, (B) the Indemnitee shall have notified the Board of Directors in writing that he has reasonably concluded that there may be a conflict of interest between the Company and the Indemnitee in the conduct of any such defense or (C) the Company shall not, in fact, have employed counsel to assume the defense of such proceeding, the fees and expenses of Indemnitee’s counsel shall be at the expense of the Company.

     7. Determination of Right to Indemnification.

          (a) To the extent the Indemnitee has been successful on the merits or otherwise in defense of any proceeding referred to in Section 3(a), 3(b) or 3(c) of this Agreement or in the defense of any claim, issue or matter described therein, the Company shall indemnify the Indemnitee against expenses actually and reasonably incurred by him in connection therewith.

          (b) In the event that Section 7(a) is inapplicable, the Company shall also indemnify the Indemnitee if he has met the applicable standard of conduct required to entitle the Indemnitee to such indemnification.

          (c) The Indemnitee shall be entitled to select the forum in which determination of whether or not Indemnitee has met the applicable standard of conduct will be made from among the following:

               (1) A quorum of the Board consisting of directors who are not parties to the proceeding for which indemnification is being sought;

               (2) The shareholders of the Company;

               (3) Legal counsel selected by the Indemnitee, and reasonably approved by the Board, which counsel shall make such determination in a written opinion.

               (4) A panel of three arbitrators, one of whom is selected by the Company, another of whom is selected by the Indemnitee and the last of whom is selected by the first two arbitrators so selected.

          (d) As soon as practicable, and in no event later than 30 days after written notice of the Indemnitee’s choice of forum pursuant to Section 7(c) above, the Company and Indemnitee shall each submit to the selected forum such information as they believe is appropriate for the forum to consider.

          (e) Notwithstanding a determination by any forum listed in Section 7(c) hereof that Indemnitee is not entitled to indemnification with respect to a specific proceeding, the Indemnitee shall have the right to apply to the Court of Chancery of Delaware, the court in which that proceeding is or was pending or any other court of competent jurisdiction, for the purpose of enforcing the Indemnitee’s right to indemnification pursuant to the Agreement.

          (f) The Company shall indemnify the Indemnitee against all expenses incurred by the Indemnitee in connection with any hearing or proceeding under this Section 7 involving the Indemnitee and against all expenses incurred by the Indemnitee in connection with any other proceeding between the Company and the Indemnitee involving the interpretation or enforcement of the rights of the Indemnitee under this Agreement unless a court of competent jurisdiction finds that each of the material claims and/or defenses of the Indemnitee in any such proceeding was frivolous or not made in good faith.

     8. Exceptions. Any other provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement:

          (a) Claims Initiated by Indemnitee. To indemnify or advance expenses to the Indemnitee with respect to proceedings or claims initiated or brought voluntarily by the Indemnitee and not by way of defense, except with respect to proceedings brought to establish or enforce a right to indemnification under this Agreement or any other statute or law or otherwise as required under Section 145, but such indemnification or advancement of expenses may be provided by the Company in specific cases if the Board of Directors finds it to be appropriate; or

          (b) Lack of Good Faith. To indemnify the Indemnitee for any expenses incurred by the Indemnitee with respect to any proceeding instituted by the Indemnitee to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by the Indemnitee in such proceeding was not made in good faith or was frivolous; or

          (c) Unauthorized Settlements. To indemnify the Indemnitee under this Agreement for any amounts paid in settlement of a proceeding unless the Company consents to such settlement; or

          (d) Claims by the Company for Willful Misconduct. To advance expenses to the Indemnitee under this Agreement for any expenses incurred by the Indemnitee with respect to any proceeding or claim brought by the Company against Indemnitee for willful misconduct, unless a court of competent jurisdiction determines that each of such claims was not made in good faith or was frivolous.

          (e) l6(b) Actions. To indemnify the Indemnitee on account of any suit in which judgment is rendered against Indemnitee for an accounting of profits made from the purchase or sale by Indemnitee of securities of the Company pursuant to the provisions of Section l6(b) of the Securities and Exchange Act of l934 and amendments thereto or similar provisions of any federal state or local statutory law; or

          (f) Willful Misconduct. To indemnify the Indemnitee on account of Indemnitee’s conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest, or to constitute willful misconduct; or

          (g) Unlawful Indemnification. To indemnify the Indemnitee if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

     9. Non-exclusivity. The provisions for indemnification and advancement of expenses set forth in this Agreement shall not be deemed exclusive of any other rights which the Indemnitee may have under any provision of law, the Company’s Certificate of Incorporation or Bylaws, the vote of the Company’s shareholders or disinterested directors, other agreements, or otherwise, both as to action in his official capacity and to action in another capacity while occupying his position as an agent of the Company, and the Indemnitee’s rights hereunder shall continue after the Indemnitee has ceased acting as an agent of the Company and shall inure to the benefit of the heirs, executors and administrators of the Indemnitee.

     10. Interpretation of Agreement. It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification to the Indemnitee to the fullest extent now or hereafter permitted by law.

     11. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (i) the validity, legality and enforceability of the remaining provisions of the Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable and to give effect to Section 10 hereof.

     12. Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

     13. Successors and Assigns. The terms of this Agreement shall bind, and shall inure to the benefit of, the successors and assigns of the parties hereto.

     14. Notice. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) if delivered by hand and receipted for by the party addressee or (ii) if mailed by certified or registered mail with postage prepaid, on the third business day after the mailing date. Addresses for notice to either party are as shown on the signature page of this Agreement, or as subsequently modified by written notice.

     15. Governing Law. This Agreement shall be governed exclusively by and construed according to the laws of the State of Delaware, as applied to contracts between Delaware residents entered into and to be performed entirely with Delaware.

     16. Consent to Jurisdiction. The Company and the Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the State of Delaware for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement.

     The parties hereto have entered into this Indemnity Agreement effective as of the date first above written.

SYMANTEC CORPORATION
Address:	20330 Stevens Creek Blvd.
Cupertino, California 95014

By

Its

INDEMNITEE:

Address:

Exhibit E

Symantec Employee Agreement

EMPLOYEE AGREEMENT

This agreement is entered into as of the                      day of                     , 200___by and between                                          (hereinafter “Employee”) and Symantec Corporation, a Delaware Corporation, having its principal place of business at 20330 Stevens Creek Blvd., Cupertino, California 95014 (hereinafter “Symantec”).

In consideration of his/her employment by Symantec and of the salary or wages and other benefits received by him/her during such employment, he/she agrees that the following terms and conditions shall govern his/her employment relationship with Symantec in regard to inventions and discoveries, works of authorship, and proprietary information, confidential information and trade secrets:

1. INVENTIONS AND DISCOVERIES

A. Employee agrees that all inventions and discoveries, whether patentable or unpatentable, which are conceived or made by him/her during his/her employment, either solely or jointly with others, and which relate in any way to the products or business of Symantec, shall belong to Symantec. Employee agrees that he/she has been notified and understands that the provisions of this paragraph do not apply to any Invention that qualifies fully under the provisions of Section 2870 of the California Labor Code, which states as follows:

     ANY PROVISION IN AN EMPLOYMENT AGREEMENT WHICH PROVIDES THAT AN EMPLOYEE SHALL ASSIGN OR OFFER TO ASSIGN ANY OF HIS OR HER RIGHTS IN AN INVENTION TO HIS OR HER EMPLOYER SHALL NOT APPLY TO AN INVENTION THAT THE EMPLOYEE DEVELOPED ENTIRELY ON HIS OR HER OWN TIME WITHOUT USING THE EMPLOYER’S EQUIPMENT, SUPPLIES, FACILITIES, OR TRADE SECRET INFORMATION EXCEPT FOR THOSE INVENTIONS THAT EITHER: (1) RELATE AT THE TIME OF CONCEPTION OR REDUCTION TO PRACTICE OF THE INVENTION TO THE EMPLOYER’S BUSINESS, OR ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT OF THE EMPLOYMENT RESEARCH OR DEVELOPMENT OF THE EMPLOYER, OR (2) RESULT FROM ANY WORK PERFORMED BY THE EMPLOYEE FOR THE EMPLOYER. TO THE EXTENT A PROVISION IN AN EMPLOYMENT PURPORTS TO REQUIRE AN EMPLOYEE TO ASSIGN AN INVENTION OTHERWISE EXCLUDED FROM BEING REQUIRED TO BE ASSIGNED UNDER CALIFORNIA LABOR CODE SECTION 1870 (A), THE PROVISION IS AGAINST THE PUBLIC POLICY OF THIS STATE AND IS UNENFORCEABLE.

B. Employee agrees that he/she will disclose to Symantec in writing any inventions and discoveries covered by this Agreement. Employee further agrees that, without further remuneration, he/she will do any and all of the following acts at the request and expense of Symantec:

     (1) execute any assignments to Symantec or its nominee of the entire right, title, and interest in and to any such inventions and discoveries;

     (2) execute any other proper instruments or documents necessary or desirable in applying for and obtaining patents on such inventions and discoveries in the United States and foreign countries; and

     (3) to cooperate in the prosecution or defense of any claims, lawsuits, or other proceedings involving such invention and discoveries.

2. WORKS OF AUTHORSHIP

A. Employee agrees that any works of authorship such as writings, computer programs, and the like which are authored or created by him/her during his/her employment, either solely or jointly with others, and which relate in any way to the business of Symantec shall belong to Symantec whether copyrightable or not.

B. Employee further agrees that without further remuneration, he/she will do any and all of the following acts at the request and expense of Symantec:

     (1) execute any assignments to Symantec or its nominee of the entire right, title, and interest in and to any such works of authorship;

     (2) execute any other proper instruments or documents necessary or desirable in applying for and obtaining registration of copyrights on such works of authorship in the United States and foreign countries, including renewal papers when appropriate; and

     (3) cooperate in the prosecution of defense of any claims, lawsuits, or other proceedings involving such works of authorship.

C) Employee hereby waives his/her right to enforce any moral or author’s rights which employee may have in such works of authorship.

3. PROPRIETARY INFORMATION AND TRADE SECRETS

A. Employee agrees that, in performing work for Symantec, he/she will not knowingly use any patented inventions, trade secrets, source code, object code, marketing plans, contact lists, copyrights images, employee phone lists or other confidential information or proprietary information obtained from third parties, including any prior employer or any other organization or individual. Use of any such third party material without the consent of the owner may cause Employee to be subject to immediate termination as well as civil and criminal sanctions.

B. Employee agrees that he/she will retain in confidence any and all proprietary information, confidential information and trade secrets belonging to Symantec, or belonging to a third party and in the possession of Symantec, which may come into his/her possession during his/her employment. Employee further agrees that he/she will refrain from doing any of the following acts with respect to such proprietary information, confidential information and trade secrets, both during his/her employment and thereafter, without first obtaining the consent in writing of an officer of Symantec:

     (1) communicate such proprietary information, confidential information or trade secret to any person outside Symantec or to any other firm, association, or corporation; and

     (2) use such proprietary information, confidential information or trade secret for the private benefit of himself/herself or for the benefit of any person outside Symantec or any other firm, association, or corporation.

C. Employee understands and agrees that the proprietary information and trade secrets of Symantec shall include, but shall not be limited to, the following:

     (1) inventions, discoveries and computer programs not yet patented or published;

     (2) unpublished technical specifications, data, source codes, object codes, drawings and descriptions on the proprietary hardware, software, and combined hardware/software products and processes of Symantec;

     (3) current engineering, research development, and design projects and research and development data;

     (4) manufacturing processes and methods and apparatus and equipment not generally available or known to the public;

     (5) business information such as product costs, vendor and customer lists, lists of approved components and sources, price lists, production schedules, business plans and sales and profit and loss information not yet announced to or disclosed to the public;

     (6) any other information not generally available to the public.

D.	Employee further agrees that all source code printouts, computer programs on storage media, records, files, memoranda, reports, price lists, customer lists, plans, sketches, documents, equipment, prototypes, and the like, which relate to the business of Symantec and which he/she uses, prepares, or comes into contact with during his/her employment shall remain the sole property of Symantec and shall be returned to Symantec on termination of his/her employment.

4. BUSINESS CONDUCT

Attached to this Agreement as Exhibit A is a copy of Symantec’s Business Conduct Guidelines. By signing this Agreement you agree that you have read the Business Conduct Guidelines, and that your compliance with the terms of the Business Conduct Guidelines is a condition of your employment by Symantec.

5. MISCELLANEOUS

A. Employee understands that this Agreement may not be changed or terminated orally, and no change, termination or waiver of any of the provisions hereof will be binding unless in writing and signed by an officer of Symantec.

B. Employee further understands that any agreement previously executed by him/her during his/her employment with Symantec shall continue in force and effect as to any subject matter to which it applies, but in all other respects is superseded by this Agreement.

C.	This agreement is not a contract for or guarantee of employment. Employee acknowledges that employee is an “at will” employee of Symantec and his/her employment may be terminated by Symantec at any time, with or without cause.

If you have any questions or concerns or are otherwise in doubt about the meaning of this agreement, either generally or as it applies to a specific situation, please contact your manager or the legal department for an explanation.

for Symantec Corporation	Employee

Title	Date

Date

EXHIBIT A
BUSINESS CONDUCT GUIDELINES

1.0 POLICY OBJECTIVE AND IMPLEMENTATION

     The objective of this policy is to ensure that Symantec standards of ethical conduct have been communicated to all employees of Symantec and that they are understood. It is vital that each Symantec employee conducts her/himself in a manner that exemplifies the guiding principles of fairness, reason and honesty.

     The Human Resources organization is responsible for future distribution and communication of this policy throughout Symantec. Ultimately, each Symantec employee has the responsibility of implementing this policy with the continuous support from management.

     Symantec recognizes that extraordinary situations may occur which are beyond the scope of this Policy Statement. These situations may require action in conflict with the Policy outlined below in order to preserve or protect the life of an employee or family member, or in order to preserve or protect a significant asset of the Corporation.

     In the event of any such occurrence, the action contemplated will first be approved by the Senior Vice President of Human Resources of the Corporation or, in her/his absence, by the Chief Financial Officer of the Corporation.

2.0 LAWFUL STANDARD OF CONDUCT

     It is a policy of Symantec to ensure that its employees are lawfully conducting themselves in such a manner that is fair, reasonable and honest in relation to Symantec’s business.

     Symantec employees will act in compliance with all laws and regulations that may be applicable to the Corporation’s business. Although laws and customs vary from country to country and standards of ethics may vary in different business environments, the guiding principles previously mentioned serve as time-tested standards.

     For example, Symantec expects that all employees will comply, directly or indirectly, with any local laws or regulations as well as the high standards of honesty, fairness and reason that are applicable to Symantec activities throughout the world.

3.0 GENERAL BUSINESS CONDUCT

     It is also a policy of Symantec to ensure that its employees are conducting themselves in such a manner that is fair, reasonable and honest in relation to general business conduct.

     Symantec employees may encounter situations in the course of their general business practice that call upon them to make an ethical judgment. With the guiding principles in mind, Symantec supports actions of employees when they are within the following boundaries:

(1)	Avoid actions which can be perceived as improper or unfair in dealing with customers, suppliers and any other person or entity including but not limited to discrimination, unfair treatment of employees/customers and predatory employment practices. This responsibility is in addition to adhering to the specifics of this policy.

(2)	Extending or receiving common courtesies such as business meals, usually associated with accepted business practice, in dealings with a customer, supplier or other non-governmental person or entity is acceptable. However, in any such dealings, employees of Symantec should not request, accept, offer to give or give anything of significant value, the express or implied purpose or result of which is to influence the bona fide business relationships between Symantec and such person or entity.

(3)	Extending or receiving occasional gifts having a maximum retail value of $250 as a gesture of goodwill is acceptable. Gifts in the form of cash payments are not allowed, regardless of amount. Gifts in the form of tickets to sporting events and other forms of entertainment are not subject to the $250 limit. All entertainment with a value in excess of $250 requires notification to the Management Committee member in charge of the relevant operating unit.

4.0 CONFLICTS OF INTEREST

     A situation in which the personal interests of the employee and the interests of the company are in opposition will not be tolerated. This situation is both detrimental to the employee and the Corporation.

     A conflict of interest exists if the perceived or actual interests of Symantec and the employee are at odds. Please note that appearances that support the perception that a conflict exists, whether or not such conflict actually exists, will be treated with the same level of seriousness.

     Following are common instances in which there are conflicts of interest:

(1)	Symantec employees simultaneously working for actual or prospective competitors, suppliers and/or customers.

(2)	Pursuing an outside activity which impairs work efficiency, judgment and/or impartiality.

(3)	The possession of a financial interest in a competing corporation, supplier and/or customer. However, the possession of insignificant financial holdings of a publicly traded company is acceptable. A second method to gauge the financial holdings is that the employee must be able to sell the holding upon notification, at market price, without concern for any financial loss.

(4)	Investment or speculation in equipment, real estate, and/or materials bought or sold by Symantec or which is under consideration for purchase.

(5)	Intentional misrepresentation via either commission or omission; both internally and externally. For example, misconstruing or omitting facts to gain customer, vendor, or employee acceptance of a deal or policy where it would not otherwise be given.

(6)	Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulgence or use of information is a violation of this policy whether or not for personal gain and whether or not harm to the Corporation is intended.

(7)	The employment of relatives*: a) in the same department, unless they are reporting to different first- line managers. b) Where one is managing the other or in a position to influence the career of the other if they are less than three reporting levels apart. No employee will be involved in a relative’s performance review, salary determination or career development planning. c) Where one employee is in a position considered “sensitive” or “confidential”, such as handling salary or performance information (i.e. Human Resources, IT or Payroll).

*For the purpose of this policy, a relative is defined as a spouse, domestic partner, and child or sibling by blood or marriage.

(8)	Borrowing money, goods or services from the Corporation or lending to employees, customers or suppliers.

(9)	Improperly using or disclosing to Symantec any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

(10)	Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees.

     If you think an activity you’re about to pursue might be considered a conflict of interest, you must notify the Corporation and obtain prior approval by submitting a brief report detailing your proposed actions to the Senior Vice President of Human Resources.

     If you are, or have already, participated in something that might be considered a conflict of interest, you must still submit a report as outlined in the preceding paragraph.

5.0 PERSONAL USE OF SYMANTEC PROPERTY

     Personal gain is action taken for private benefit. The use of Symantec facilities and equipment for personal gain is strictly prohibited.

     Office supplies, copied software, engineering material, office machine and/or computers are not to be used for personal gain. Personal gain shall be considered the use of facilities for significant personal gain and/or personal profit.

     Use of Symantec information at home will only be on company-owned computers as this information is the exclusive property of the Corporation.

     It is a violation of Symantec policy to operate a private business from company grounds, on company time or with company materials. However, the insignificant use of facilities for non-profit functions is acceptable.

6.0 ACCURACY AND COMPLETENESS OF THE CORPORATION’S BOOKS AND RECORDS

     Symantec employees will exercise fair, reasonable and honest actions in dealing with the Corporation’s books and records. Records include but are not limited to financial-related information, IT account information and IT log information.

     The following guidelines will be adhered to:

(1)	False, intentionally improper or misleading entries will not be made in the books and records of the Corporation.

(2)	Complete and accurate information is to be given in response to inquiries from the Corporation’s auditors, both internal and external.

(3)	Undisclosed or unrecorded funds or assets of the Corporation will not be established or maintained for any purpose except when obsolete or surplus.

(4)	All payments made by or on behalf of the Corporation for any purpose will be fully defined and are to be made only for the purpose described in the documents and records of the Corporation supporting the payment.

     All documents reflecting an element of a transaction with a customer (such as “side letters” including those made by email) must be submitted to the Revenue department together with the related customer order.

7.0 RELATIONS WITH GOVERNMENT AUTHORITIES

     In addition to the other Standards of Conduct set forth in this Policy Statement, no employee of Symantec will directly or indirectly offer to provide any gift, gratuity or entertainment to any employee or representative of any government authority, regardless of amount, in violation of Standards of Conduct put forth by such authority.

     Employees will illustrate fair, reasonable and honest conduct in dealing with foreign governments. Symantec employees will not directly or indirectly offer or provide any gift or gratuity to any employee or representative of any foreign government. Notwithstanding the foregoing, Symantec recognizes that in certain foreign countries, some minor government officials will delay or fail to perform their normal functions or services unless payments are made to them. In those situations where it is necessary to expedite a routine government action which the Corporation is otherwise entitled to have performed, payment may be made provided they:

(1)	Are not made to policy-making government personnel.

(2)	Are consistent with local custom and standards.

(3)	Receive prior approval, in writing, from the Chief Financial Officer.

8.0 RESPONSIBILITIES AND REPORTING

     Symantec supports this Policy and also supports employees in its implementation. Any employee having information, knowledge or suspicion of any actual or contemplated transaction which is or appears to be in violation of this Policy Statement, should promptly report the matter to the Senior Vice President of Human Resources. In the event any such transaction involves an Officer of the Corporation, the matter should be reported directly to the Board of Directors.

     Employees may periodically be required to certify compliance with this Policy Statement.

     Failure to comply with this Policy Statement will result in disciplinary action that may include reprimand, suspension, demotion or dismissal. Disciplinary measures will also apply to senior executives who condone such illegal or unethical conduct by those reporting to them and do not take immediate measures to correct the same.

SYMANTEC

BUSINESS CONDUCT GUIDELINES

I have read and understand Symantec’s Business Conduct Guidelines. I will abide by the statement in all respects and realize that Symantec expects its employees to conduct themselves in a manner that is fair, reasonable and honest in relation to the Corporation’s business.

Employee Signature	Date

Print Name

Appendix I

Special Tax Payment

GROSS UP PAYMENT

          The following provisions are hereby incorporated into, and are hereby made a part of, that certain Employment Agreement by and between Symantec Corporation (the “Company”) and [                         ] (“Executive”) dated December 15, 2004 (the “Employment Agreement”), and such provisions shall be effective immediately. All capitalized terms in this Appendix, to the extent not otherwise defined herein, shall have the meanings assigned to them in the Employment Agreement.

     1. Special Tax Gross-Up. In the event that (i) any payment made by Veritas to Executive, whether pursuant to Executive’s Change of Control Agreement dated March 15, 2004 or otherwise, prior to the Closing Date or any payment to Executive made by Symantec, whether pursuant to the Employment Agreement or otherwise, following the Closing Date (each a “Payment”) is deemed, in the opinion of the Independent Auditors or by the Internal Revenue Service, to constitute a parachute payment under Section 280(G) of the Code as a result of the Acquisition and (ii) it is determined that the aggregate Present Value (measured as of the Closing Date) of the Parachute Payment attributable to such Payment(s) exceeds one hundred ten percent (110%) of the Permissible Parachute Amount, then Executive shall be entitled to receive from the Company a special tax payment (the “Gross-Up Payment”) in a dollar amount determined pursuant to the following formula:

X = Y ÷ [1 - (A + B + C)], where

X is the total dollar payment of the Gross-up Payment.

Y is the total excise tax, together with all applicable interest and penalties (collectively, the “Excise Tax”), imposed on the Executive pursuant to Code Section 4999 (or any successor provision) with respect to the excess parachute payment attributable to the Payment(s).

A is the Excise Tax rate in effect under Code Section 4999 for such excess parachute payment,

B is the highest combined marginal federal income and applicable state income tax rate in effect for the Executive for the calendar year in which the Gross-Up Payment is made, determined after taking into account (i) the deductibility of state income taxes against federal income taxes to the extent actually allowable for that calendar year and (ii) any increase in effective tax rate due to the loss of itemized deductions by reason of applicable phase-out limitations, and

C is the applicable Hospital Insurance (Medicare) Tax Rate in effect for the Executive for the calendar year in which the Gross-Up Payment is made.

     2. Benefit Limit.

          A. Should it be determined that the aggregate Present Value (measured as of the Closing Date) of the Parachute Payment attributable to the Payment(s) does not exceed one hundred ten percent (110%) of the Permissible Parachute Amount, then no Gross-Up Payment shall be made to Executive under Paragraph 1 of this Appendix. Instead, the limitations set forth in this Paragraph 2 shall apply. Accordingly, the amount of the Payments otherwise due the Executive shall be reduced to the extent necessary to assure that the aggregate Present Value of the Payment(s) does not exceed the greater of the following dollar amounts (the “Benefit Limit”)

               a. the Permissible Parachute Amount, or

               b. the greatest after-tax amount payable to the Executive after taking into account any excise tax imposed under Internal Revenue Code Section 4999 on the Payments.

          To effect such Benefit Limit, the following reductions shall be made to the Payments to which the Executive is otherwise entitled, to the extent necessary to assure that such Benefit Limit is not exceeded: first, any cash payments to which the Executive would otherwise be entitled shall be reduced, then, any non-cash payments to which Executive would otherwise be entitled shall be reduced in a manner determined by the Executive and acceptable to the Company.

     3. Determination Procedures. All determinations required to be made under this Appendix shall be made by the Independent Auditors in accordance with the following procedures:

          (a) In determining the total dollar amount of the Parachute Payment attributable to the Payments, the Independent Auditors shall make a reasonable determination of the value to be assigned to the restrictive covenants which will be in effect for the Executive pursuant to the Employment Agreement, and the amount of his potential Parachute Payments shall reduced by the value of those restrictive covenants.

          (b) Within ten (10) business days after each receipt of written notice from the Company or the Executive that a Parachute Payment has or is to be made, then the Independent Auditors shall provide both the Executive and the Company with a written determination of the Parachute Payment attributable to that Payment, together with detailed supporting calculations with respect to the Gross-Up Payment to which the Executive is entitled hereunder by reason of those various Parachute Payments. The Company shall pay the resulting Gross-Up Payment to the Executive within three (3) business days after receipt of such determination or (if later) contemporaneously with the Payment triggering such Gross-Up Payment.

          (c) In the event the Treasury Regulations under Code Section 280G (or applicable judicial decisions) specifically address the status of any Payment or the method of valuation therefor, the characterization afforded to such payment by the Regulations (or such decisions) shall, together with the applicable valuation methodology, be controlling. All other determinations by the Independent Auditors shall be made on the basis of “substantial authority” (within the meaning of Section 6662 of the Code).

          (d) The Company and the Executive shall each provide the Independent Auditors with access to and copies of any books, records and documents in their possession which may be reasonably requested by the Independent Auditors and shall otherwise cooperate with the Independent Auditors in connection with the preparation and issuance of the determinations contemplated by this Appendix.

          (e) All fees and expenses of the Independent Auditors and the appraisers shall be borne solely by the Company, and to the extent those fees or expenses are treated as a Parachute Payment, they shall be taken into account in the calculation of the Gross-Up Payment to which the Executive is entitled under this Appendix.

     4. Additional Claims. The Executive shall provide written notification to the Company of any claim made by the Internal Revenue Service which would, if successful, require the payment by the Company of an additional Gross-Up Payment. Such notification shall be given as soon as practicable after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30)-day period following the date on which such notice is given to the Company (or such shorter period ending on the date that any payment of taxes, interest and/or penalties with respect to such claim is due). Prior to the expiration of such thirty (30)-day or shorter period, the Company shall ether (i) make the additional Gross-Up Payment to the Executive attributable to the Internal Revenue Service claim or (ii) provide written notice to the Executive that the Company shall contest the claim on the Executive’s behalf. In the event, the Company provides the Executive with such written notice, Executive shall:

          (A) provide the Company with any information reasonably requested by the Company relating to such claim;

          (B) take such action in connection with contesting such claim as the Company may reasonably request in writing from time to time, including (without limitation) accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably satisfactory to the Executive, with the fees and expenses of such attorney to be the sole responsibility of the Company without any tax implications to the Executive in accordance with the same tax indemnity/gross-up arrangement as in effect under subparagraph (D) below;

          (C) cooperate with the Company in good faith in order to effectively contest such claim; and

          (D) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all additional Excise Taxes imposed upon the Executive and all costs, legal fees and other expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify the Executive for and hold him harmless from, on an after-tax basis, any additional Excise Tax (including interest and penalties) imposed upon the Executive and any Excise Tax or income or employment tax (including interest and penalties) attributable to the Company’s payment of that additional Excise Tax on the Executive’s behalf or imposed as a result of such representation and payment of all related costs, legal fees and expenses. The amounts owed to the Executive by reason of the foregoing shall be paid to him or on his behalf as they become due and payable. Without limiting the foregoing provisions of this subparagraph (D), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at the Company’s sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive shall prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that should the Company direct the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify the Executive for and hold him harmless from, on an after-tax basis, any Excise Tax or income or employment tax (including interest or penalties) imposed with respect to such advance or with respect to any imputed income with respect to such advance or any income resulting from the Company’s forgiveness of such advance; provided, further, that the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     5. Definitions. For purposes of this Appendix, the following definitions shall be in effect:

          Average Compensation means the average of the Executive’s W-2 wages from Veritas’ for the five (5) calendar years or fewer number of calendar years completed immediately prior to the calendar year in which the Change in Control is effected.

          Code means the Internal Revenue Code of 1986, as amended.

          Common Stock means the Company’s common stock.

          Independent Auditors means a nationally-recognized public accounting firm mutually acceptable to both the Company and the Executive.

          Parachute Payment means any payment or benefit in the nature of compensation which is made to Executive in connection with the Acquisition and which is deemed to constitute a parachute payment under Code Section 280G(b)(2) and the Treasury Regulations issued thereunder.

          Permissible Parachute Amount means a dollar amount equal to 2.99 times the Executive’s Average Compensation.

          Present Value means the value, determined as of the Closing Date or other relevant date under applicable Treasury Regulations, of any payment in the nature of compensation to which the Executive becomes entitled in connection with the Acquisition or his subsequent termination, including (without limitation) the Parachute Payment attributable to any of the Payments. The Present Value of each such payment shall be determined in accordance with the provisions of Code Section 280G(d)(4), utilizing a discount rate equal to one hundred twenty percent (120%) of the applicable Federal rate in effect at the time of such determination, compounded semi-annually to the effective date of the Acquisition.